Enterprise Group of Funds, Inc.
Attachment for Sub-Item 77H
Changes in Control of Registrant
For the Period January 1, 2004 through June 30, 2004

On May 27, 2004, EGF shareholders voted on the change in control of the Adviser whereby The MONY Group Inc. agreed to be acquired by AXA Financial, Inc.

All additional information pertaining to this matter including voting results can be found in the Attachment for Sub-Item 77C within this filing or the following Edgar filing made to the SEC on April 29, 2004:
Accession Number : 0000950144-04-004567
File Number : 002-28097
Form Type : DEF-14A
CIK Number : 0000004123
Company : Enterprise Group of Funds, Inc.

and the following Edgar filing made to the SEC on May 28, 2004:
Accession Number : 0000950144-04-005904
File Number : 002-28097
Form Type : DEF A-14A
CIK Number : 0000004123
Company : Enterprise Group of Funds, Inc.